Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2024, relating to the financial statements of Arizona Public Service Company and the effectiveness of Arizona Public Service Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Arizona Public Service Company for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Tempe, Arizona

February 28, 2024